Exhibit 99.2

THE HOUSTON EXPLORATION COMPANY

News Release

Houston Exploration Stockholders Agree to Acquisition by Forest Oil

Houston, Texas — June 5, 2007 — The Houston Exploration Company (NYSE: THX) today announced that its stockholders have approved the previously announced definitive merger agreement with Forest Oil Corporation (NYSE: FST) at a special meeting of stockholders held in Houston. Forest’s stockholders approved the issuance of shares by Forest in the merger at a special meeting held in Denver earlier today. Under the terms of the merger agreement, Houston Exploration stockholders will receive total consideration equal to 0.84 shares of Forest common stock and $26.25 in cash for each outstanding share of Houston Exploration common stock. This represents $60.02 per share of consideration to be received by Houston Exploration stockholders based on the average closing price of Forest shares during the ten-day valuation period specified in the merger agreement. The mix of cash and stock consideration to be received by each Houston Exploration stockholder will be determined by stockholder elections, subject to proration. It is anticipated that the stock portion of the consideration will be tax free to Houston Exploration stockholders.

Approximately 18.5 million of Houston Exploration’s total outstanding shares, or approximately 65.2 percent, voted for the approval of the transaction.

The transaction is anticipated to close on June 6, 2007, at which time Houston Exploration’s stock will cease trading. Following the closing, Forest stockholders will own approximately 73 percent of the combined company, and Houston Exploration stockholders will own approximately 27 percent.

Lehman Brothers Inc. served as financial advisor to Houston Exploration, and Akin Gump Strauss Hauer & Feld LLP and Morris, Nichols, Arsht & Tunnell LLP served as legal advisors.

About The Houston Exploration Company

The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The Company’s operations are focused in South Texas, the Arkoma Basin, East Texas, and the Rocky Mountains. For more information, please visit the Company’s Web site at www.houstonexploration.com.

About Forest Oil Corporation

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest’s principal reserves and producing properties are located in the United States in Alaska, Louisiana, New Mexico, Oklahoma, Texas, Utah, Wyoming, and in Canada. Forest’s common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its Web site at www.forestoil.com.

Forward-looking Statements

This news release and oral statements regarding the subjects of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this news release are forward-looking statements and reflect Houston Exploration’s current expectations and are based on current available information and numerous assumptions. Important factors that could affect the completion and timing of the proposed merger include, among others, approval by Forest’s stockholders, the satisfaction of customary closing conditions, government regulations and approvals, and other factors discussed in Houston Exploration’s filings with the Securities and Exchange Commission, including Houston Exploration’s annual report on Form 10-K for the year ended December 31, 2006, as amended, and its quarterly report on Form 10-Q for the quarter ended March 31, 2007, as amended. Houston Exploration assumes no responsibility to update any of the information referenced in this news release.

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Contacts:             The Houston Exploration Company
Melissa R. Aurelio
713-830-6887